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                                                        OMB APPROVAL
                            UNITED STATES               ------------------------
                 SECURITIES AND EXCHANGE COMMISSION     OMB Number: 3235-0175
                       Washington, D.C. 20549           Expires: August 31, 2007
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                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits to the following information:



Name:              AIM Core Allocation Portfolio Series
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Address of Principal Business Office (No. & Street, City, State Zip Code):
              11 Greenway Plaza, Suite 100, Houston, TX 77046
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Telephone Number (including area code):           (713) 626-1919
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Name and Address of Agent for Service of Process:
         Robert H. Graham, AIM Core Allocation Portfolio Series,
             11 Greenway Plaza, Suite 100, Houston, TX 77046
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Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
form N8-A: YES  [X]    NO  [ ]



                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 9th day of August, 2005.



                                        AIM CORE ALLOCATION PORTFOLIO SERIES



                                        By:   /s/ Kevin M. Carome
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                                                  Kevin M. Carome
                                                  Senior Vice President



Attest:  /s/ Ofelia M. Mayo
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         Ofelia M. Mayo